EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of the 24th day of August, 2015 (the “Effective Date”), by and between Dan Hollenbach (the “Executive”) and B G Staff Services, Inc., a Texas corporation (the “Company”), (collectively, the “Parties” or singularly, a “Party”).
WITNESSETH:
WHEREAS, the Company is a wholly owned subsidiary of BG Staffing, Inc., a Delaware corporation (“BGSF”), which is publicly traded and taxable as a “C” corporation;
WHEREAS, the Company is engaged in the business of providing temporary staffing to third parties; and
WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:
1.COMMENCEMENT DATE AND TERM. Executive’s employment shall commence on August 24, 2015 (the “Commencement Date”) and shall continue through Aug 23, 2016 and successive one year extensions, to the extent applicable, as provided in this paragraph (the “Term”). The Term shall automatically be extended for additional one year periods beyond August 23, 2016, unless written notice is given by one Party to the other Party, at least 90 days prior to the expiration date of the anniversary date of the then current Term of this Agreement, of such Party’s intention not to renew. If a notice not to renew has been provided on a timely basis pursuant to this Agreement, this Agreement shall expire upon the conclusion of the then current Term. The period of Executive’s employment under this Agreement during the initial Term and successive one year periods thereafter, if any, until terminated as provided herein, may also be referred to as the “Employment Period”).
2.    DUTIES. Executive shall be employed as the Chief Financial Officer of the Company, with the authority, duties and responsibilities assigned to Executive by the Chief Executive Officer of the Company (the “CEO”) to whom he shall report. Executive shall devote all of his working time and efforts exclusively to the performance of his duties under this Agreement and shall not, without the prior written approval of the Company (which shall not be unreasonably withheld; it being understood that the Company may withhold its approval if the Company believes such activity may interfere or conflict with Executive’s performance of his duties and obligations hereunder), be employed or otherwise be engaged in any other business activity. Executive shall be employed at the Company’s executive office in Plano, Texas. Executive shall perform his duties during customary business hours at such executive office, except when his duties require business travel.

3.    COMPENSATION AND BENEFITS.
3.1    Base Salary. The Company shall pay Executive an initial annualized gross salary of $210,000.00 (the “Base Salary”) which shall be payable in accordance with the standard payroll practices of the Company (subject to such withholdings and other customary deductions as may be required by law) for his services pursuant to this Agreement. The Executive’s annual compensation will be evaluated at least annually, and may be raised, but may not be less than $210,000.00 annualized.
3.2    Annual Bonus Program. During the Employment Period, Executive shall be eligible to participate in the Company’s Annual Bonus Program which Program typically relates to the Company achieving certain fiscal year profit objectives and other objectives as determined solely by the Company and provided Executive is employed by the Company on the date each such bonus awarded is paid. The terms and conditions relating to each Annual Bonus Program shall be provided to Executive prior to the commencement of the subject fiscal year. For purposes of the 2015 fiscal year Bonus Program only, Executive shall be eligible to receive a discretionary bonus in the gross lump sum amount of $17,500.00, if in the sole judgment of the Company, Executive has earned such a bonus for his performance during the period between the Commencement Date and the conclusion of the Company’s fiscal year as of December, 2015. Such 2015 bonus amount, if awarded, shall be paid to Executive by the Company no later than the conclusion of the first quarter of the Company’s 2016 fiscal year provided that the Executive is employed by the Company on the date such bonus is paid.
3.3    Stock Options. Within 90 days of the Commencement Date, Executive shall be considered for an award of options to purchase BGSF common stock (“stock options”) by the BGSF Board of Directors (“Board”) in accordance with the 2013 Long-Term Incentive Plan, as amended (the “2013 Plan”), along with terms and conditions as may be set forth in any corresponding “Nonqualified Stock Option Agreement,” as amended. Such award of stock options, if any, shall be determined in the sole judgment of the Board consistent with the 2013 Plan. If awarded, Executive agrees that any award of such stock options shall be subject to the terms of the 2013 Plan and his execution of the Nonqualified Stock Option Agreement as provided by BGSF, along with his execution of any other required documents evidencing such an award, as may be required of other executives at his level of authority. The Executive shall be eligible for additional stock options as awarded by the Board from time to time.
3.4    Benefits. Executive shall participate in the Company’s various health care, retirement and insurance benefit programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Executive. The Company may modify or terminate such benefit programs at any time in its sole discretion
3.5    Paid Time Off (“PTO”). Executive shall be entitled to such paid holidays as may be designated by the Company. In addition, Executive shall be entitled to PTO of four weeks annually, provided however, unless approved in advance (a) no more than two weeks of PTO may be taken consecutively, and (b) no PTO may be taken in the first 90 days following the

Commencement Date. Unused PTO time shall not be carried over from any one calendar year to the next calendar year. Except as specified otherwise in this Agreement, Executive will be paid for accrued but unused PTO in accordance with the Company’s PTO policy.
3.6    Moving/Relocation Costs and Expenses. The Company shall reimburse Executive for his reasonable moving/relocation costs and expenses up to total amount of $15,000.00, in connection with his relocation, from Castle Rock, Colorado to a location within 30 miles of the Company’s executive office in Plano, Texas; provided however, that: (a) the relocation must be completed within the twelve month period following the Commencement Date, and (b) except for expenses incurred prior to the Commencement Date, such reimbursement is submitted within 30 days following the date such expense is incurred by the Executive. Expenses incurred prior to the Commencement Date shall be submitted no later than 30 days after the Commencement Date. Any such reimbursement shall be made within 30 days following any such submission. Such expenses shall include house hunting trips (and associated costs), moving and storage of household furniture, travel, lodging, gas and food, and other like or related costs and expenses.
3.7    Temporary Living Allowance (“TLA”). The Company shall pay Executive’s temporary living expenses for up to six months following the Commencement Date to assist Executive in establishing his permanent residency in Texas which amount is to be applied by Executive to defray such temporary costs as apartment or extended stay hotel costs, the costs of duplicate permanent housing in Colorado and Texas, provided however, that unless approved in advance, the amount of the TLA for such six month period shall not exceed a total of $18,000.00 or extend beyond the six month period. The TLA period shall cease one month after the date Executive no longer has more than one temporary and/or permanent housing costs, unless agreed to in advance. Except as provided for in Section 4, such reimbursement shall be made only if (a) Executive is employed by the Company when each TLA expense is incurred by the Executive, and (b) such reimbursement is submitted within 30 days following the date such expense is incurred by the Executive. Any such reimbursement shall be made monthly within 30 days following the date any such submission.
Should the total costs associated with any of the items covered under Section 3.6 and 3.7 exceed the individual section totals, such excess may be applied against any unused amount from the other section. The intent of this is to assist the Executive from any undue financial hardship, nor provide any excess financial benefit related to his relocation to Texas.
3.8    Professional Fees. Subject to Section 10 below, the Company shall reimburse Executive for annual membership dues related to Executive’s membership in the AICPA, FEI, and other organizations that the Company may approve, professional licensing fees and, subject to the preapproval of the Company, the cost of continuing education (“CPE”) as required by the State of Texas pursuant to maintaining the Executive’s CPA license.
3.9    Expenses. Subject to such policies as may from time to time be established by the Company and Section 10 below, the Company shall reimburse Executive for reasonable expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon the timely presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

4.    TERMINATION.
4.1    Early Termination. Executive’s employment shall continue pursuant to Section 1. above, unless earlier terminated by (a) Executive’s death; (b) Executive’s Incapacity, as defined herein; or (c) Executive or the Company, for any lawful reason or no reason, provided that if the termination by the Company is without Cause or the termination by Executive is with Good Reason, the Company or Executive, as applicable, shall provide the other party with 30 days written notice prior to the effective date of the termination. Except as provided below, Executive shall be required to give written notice of termination of his employment within 30 days following the occurrence of Good Reason; otherwise, the event(s) relating to such Good Reason and Executive’s right to terminate his employment by reason thereof shall be deemed waived.
4.2    Death. Executive’s employment will terminate automatically upon his Death.
4.3    Incapacity. The term “Incapacity” has the same meaning as the term “disabled,” in the Company’s long-term disability insurance program, as in effect from time to time provided such definition is complies with the requirements of Treasury Regulation Section 1.409A-3(i)(iv), which requires either that: (a) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. If the Executive is determined in good faith to have incurred Incapacity, the Company may give him a Termination Notice. If within 90 days of the Termination Notice, Executive does not return to full-time performance and is not able to perform the essential functions of his duties, with or without reasonable accommodation under the Americans with Disabilities Act, Executive’s employment will terminate hereunder, unless otherwise prohibited by law, upon the date set forth in the Termination Notice. If Executive does return to full-time performance in that 90 day period and is able to perform the essential function of his duties, with or without a reasonable accommodation, the Termination Notice will be cancelled. Nothing in this Section 4.3 shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
4.4    Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Executive has been convicted of, or plead guilty, no contest or deferred adjudication to, a felony; (b) the Board of Directors of the Company determines that Executive has engaged in acts of dishonesty or fraud involving the Company; (c) Executive materially breaches this Agreement (d) Executive has engaged in illegal conduct or in misconduct, in either case, that is materially and demonstrably injurious to Company; (e) Executive materially violates written policies of the Company; or (f) Executive refuses or fails to perform the duties assigned to him in accordance with this Agreement (other than by reason of Death or Incapacity) and such duties refused or failed to be performed are not materially different from those typically associated with those of the position of chief financial officer and are not illegal;

provided however, that Executive is given written notice by the CEO of the Company of the specific nature of the failure to perform and Executive does not correct such failure within ten business days after Executive’s receipt of such notice.
4.5    Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Executive’s termination of this Agreement shall mean (a) a material diminution in Executive’s Base Salary; (b) a material diminution in Executive’s authority, duties and responsibilities as set forth under this Agreement; (c) a change in the reporting of the Executive from the CEO of the Company to any other officer who has materially less authority than the CEO (other than a change in reporting to the Board of Directors of the Company); (d) any action or inaction by the Company that constitutes a material breach by the Company of this Agreement or (e) a change in the location of the Company’s executive office to a new location more than 50 miles from Plano, Texas, provided however, that the Executive be given the option to accept employment at such new location. With respect to any of conditions described in this Section 4.5, Executive must provide written notice to the Company of the existence of the condition within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall have 30 days to cure the condition, and only if such condition is not cured by the Company within such 30 day period may Executive terminate employment for Good Reason.
4.6    Termination for Cause, without Good Reason, or Expiration of a Term. Notwithstanding any provision of this Agreement to the contrary, the Company will pay Executive, within six days of either the date of (a) Executive’s termination of employment for Cause by the Company, (b) the Executive’s termination of employment by Executive for any reason that does not constitute Good Reason, or (c) the expiration of a Term; (1) his accrued but unpaid Base Salary up to and including the date of termination, (2) “Accrued Compensation” equal to the sum of (i) the amount of any earned, but unpaid, Bonus related to the previous fiscal year pursuant to Section 3.2 and (ii) the amount of any Bonus that would normally be due under Section 3.2 for the current fiscal year as calculated in accordance with the Company’s normal accrual practice, (3) the amount of any accrued expense reimbursements and other cash entitlements through the date of termination (including, without limitation, reimbursements due under Sections 3.6 or 3.7), and (4) payment for unused PTO. The Company shall timely pay Executive any amounts and provide him any benefits that are required, or to which Executive is then entitled, under any plan, contract or arrangement of the Company (together, the “Other Benefits”) in accordance with the terms of such plan, contract or arrangement.
4.7    Termination without Cause or for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause (the Company’s non-renewal of the Term of this Agreement shall not be deemed a termination without Cause) or by Executive for Good Reason, subject to Executive’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholding, Executive (or Executive’s legal representative), shall receive in addition to his Accrued Compensation and Other Benefits as outlined below, a severance amount equal to six months of Base Salary, payable in installments as provided in this Section 4.7. The foregoing severance amount shall be paid in substantially equivalent installments in the same manner and at the same intervals as Executive was being paid immediately prior to termination (the

“Severance Payments”). In addition, Executive shall be entitled to receive (1) Accrued Compensation equal to the sum of (i) the amount of any earned, but unpaid, Bonus related to the previous fiscal year pursuant to Section 3.2 and (ii) the amount of any Bonus that would normally be due under Section 3.2 for the current fiscal year as calculated in accordance with the Company’s normal accrual practice, (2) the amount of any accrued expense reimbursements and other cash entitlements through the date of termination (including, without limitation, reimbursements due under Sections 3.6 or 3.7), and (3) payment for unused PTO. The Company shall provide Executive any Other Benefits that he is entitled to in accordance with the terms of the applicable plan, contract or arrangement. Executive’s rights under this Section 4.7 shall be contingent upon Executive executing and not revoking a separation agreement in form and substance substantially similar to the Separation Agreement and General Release of Claims, attached hereto as Exhibit A and Executive’s return of Company property within the time period specified in the in the Separation Agreement and General Release of Claims; provided, however, that if such period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year no later than ten business days following the last day of such period.
4.8    Termination due to a Change in Control. For protection against possible termination after a Change of Control (defined below) of the Company and to induce to continue to serve in Employee’s present capacity with the Company or in such other capacity to which Employee may be elected or appointed, the Company will provide severance benefits in the event the employment is terminated by the Company without Cause or by Executive for Good Reason after a change of control within one year after such Change of Control.
For purposes of this Agreement, ”Change in Control” means the occurrence of any of the following after the Effective Date that also constitutes a change in control under Treasury Regulation Section 1.409A-3:

(a) one person (or more than one person acting as a group) acquires ownership of stock of BGSF or the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of BGSF’s or the Company’s stock, as applicable, and acquires additional stock;

(b) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of BGSF’s or the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

(c) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(d) completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all of the assets of BGSF or the Company; or

(e) approval by the stockholders of BGSF or the Company of a liquidation or dissolution of BGSF or the Company.

If Executive’s employment is terminated under the circumstances provided in this Section 4.8, then Executive shall be entitled to the same payments and benefits as provided in Section 4.7 subject to the following adjustments: (1) the severance amount shall be increased to twelve months of Base Salary, payable in installments as provided in Section 4.7 and (2) the Company shall pay Executive the amount of monthly COBRA premium for Executive and his dependents, grossed-up for federal income taxes, on the first day of each calendar month for twelve months after termination of employment.

4.9    Golden Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or BGSF to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder, would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
(a)    If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.
(b)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(c)    For the purposes of this Section 4.8, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(d)    The determination as to which of the alternative provisions of this Section 4.8 shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of any termination of employment, if applicable, or at such earlier time as is reasonably requested by the Company. For purposes of determining which of the alternative provisions of 4.8 shall apply, Executive shall be deemed to pay federal income taxes at the estimated marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of the termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
4.10    Termination relating to Executive’s Incapacity or Death. If, during the Term, Executive’s employment terminates as a result of his Incapacity or Death, the Company shall pay Executive or his estate as the case may be, (1) his accrued but unpaid Base Salary up to and including the date of Incapacity or Death, (2) “Accrued Compensation”, (3) the amount any accrued expense reimbursements and other cash entitlements through the date of Incapacity or Death, (4) payment for unused PTO, and (5) unpaid reimbursements due under Sections 3.6 or 3.7 and those Other Benefits to the extent Executive is then entitled, under any plan, contract or arrangement of the Company in accordance with the terms of such plan, contract or arrangement.
5.    REQUIRED RESTRICTIVE COVENANT AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as a condition to Executive’s employment with the Company, Executive shall execute a Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement in the form of Exhibit B attached hereto (the “Covenant Agreement”).
6.    ENTIRE AGREEMENT. This Agreement with its Exhibits constitute the entire understanding between the Parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained.
7.    MODIFICATIONS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. Except as otherwise provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
8.    SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.
9.    ASSIGNMENT. Executive shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).
10.    CODE SECTION 409A.
10.1    To the extent that any payments to be made to Executive upon a termination of employment are subject to Section 409A of the Code, a termination of employment with the Company shall not have occurred unless and until Executive has incurred a “separation from service” as defined under Section 409A of the Code and applicable regulations. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
10.2    Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after Executive’s separation from service, or (b) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
10.3    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
10.4    The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party. This Section 10 shall apply only to the extent required to avoid Executive’s incurrence of any tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.
10.5    Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.
10.6    The Company makes no representation or warranty and shall have no liability to Executive or any other person for violations in form if any provisions relating to the form of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
11.    CLAW BACK. All incentive based compensation, payments and benefits provided to Executive under this Agreement, as determined by the Company, shall be subject to claw back by the Company or BGSF (i.e., repayment by Executive to the Company or BGSF, as applicable) (a) to the extent required by applicable law, or (b) in the event Executive’s misconduct pertaining to any financial reporting requirement under the Federal securities laws results in the Company, BGSF or related being required to prepare and file an accounting restatement or similar with the Securities and Exchange Commission or a similar agency; provided, however, that no offset of any amounts owed under this Agreement or otherwise to Executive shall be permissible by the Company under this Section 11 to the extent that Executive would incur a violation of Section 409A of the Code as a result of any such offset, as determined solely by the Company.
12.    NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the Parties at the addresses set forth below, or to such changed address as either Party may subsequently give notice of.
If to Executive:
Dan Hollenbach
280 Yosemite Dr.
Prosper, TX 75078
If to the Company:
B G Staff Services Inc.
c/o Chief Executive Officer

5850 Granite Parkway, Suite 730
Plano, TX 75024
Attention: L. Allen Baker, Jr.
Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile should be prominently marked “URGENT — DELIVER IMMEDIATELY” or with similar language bringing attention to the importance of the transmission.
13.    BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the Parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.
14.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.
15.    GOVERNING LAW. This Agreement is being executed in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.
16.    CONTINUING OBLIGATIONS. The Golden Parachute provisions of Section 4.8, the Covenant Agreement referenced in Section 5 of this Agreement, the 409A provisions of Section 10 and the Claw back provisions in Section 11 shall survive termination of Executive’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either Party shall continue after the termination of this Agreement.
17.    OPPORTUNITY TO CONSULT WITH COUNSEL. Executive has been given ample time to consult with an attorney of his choice with respect to the terms of this Agreement. In addition, the Company shall reimburse Executive for legal fees in negotiating and drafting this Agreement up to a maximum of $2,000.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
EXECUTIVE:

By: /s/ Dan Hollenbach
Dan Hollenbach

Date: _October 27, 2015__

COMPANY

By: /s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President & CEO
Date: _October 27, 2015__

Exhibit A
Separation Agreement and General Release of Claims
(the “General Release”)
For and in consideration of benefits described in the Executive Employment Agreement dated August 24, 2015 (the “Employment Agreement”) by and between B G Staff Services Inc., a Texas corporation (the “Company”), and Dan Hollenbach (“Executive”) and for other good and valuable consideration, Executive hereby releases the Company and its parent company, BG Staffing, Inc. and their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to Executive’s employment with the Company, Executive’s separation from employment with the Company or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Separation Agreement and General Release of Claims (this “General Release”). Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; Executive Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; Executive Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the Texas Labor Code; (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract, including but not limited to the Employment Agreement, or tort law or public policy or whistleblower claim, having any bearing whatsoever on Executive’s employment by and the termination of Executive’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.
It is understood that this General Release is not intended to and does not affect or release (i) any future rights or any claims arising after the date this General Release is executed by Executive, (ii) any payments due to Executive under the terms of the Employment Agreement on account of Executive’s termination of employment, (iii) any rights Executive may have with respect to stock options, stock rights or stock ownership in BG Staffing, Inc. and (iv) any rights of Executive to indemnification, advancement of expenses and/or coverage under director’s and officer’s insurance policies from or maintained by the Company, BG Staffing, Inc. or any of their affiliates.

Executive understands that the consideration provided to Executive under the terms of the Employment Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.
Executive agrees, to the fullest extent permitted by law, that Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Released Parties based on any of the claims waived herein occurring up to and including the date of Executive’s signature hereto. The Executive represents and warrants that he will not have done so as of the Effective Date of this General Release. Notwithstanding the foregoing agreement, representation and warranty, if Executive violates any of the provisions of this paragraph, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Executive from (1) challenging the knowing and voluntary nature of this General Release; or (2) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any state or municipal equivalent agency.
Executive further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.
Executive acknowledges and agrees that: (i) after he received a written copy of this General Release, he had adequate opportunity to review it and that he has personally read it; (ii) he fully understand its contents; (iii) he has been advised to consult an attorney before signing it; (iv) he enters into this General Release knowingly, voluntarily and after any consultations with his attorney or other advisor, as he deems appropriate and (v) he has been given at least 21 days from the date of receipt of this General Release to consider all of its terms. Executive fully understands that, by signing below, he is voluntarily giving up any right which he may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.
The terms of this General Release shall not become effective or enforceable until eight days following the date of its execution by Executive, provided that Executive has not revoked his agreement hereto. The Executive may revoke the General Release by notifying the Company in writing (via US Mail to the attention of the Chief Executive Officer, B G Staff Services Inc., 5850 Granite Parkway, Suite 730, Plano, TX 75024, via fax to (972) 960-6115 or via email to abaker@bgstaffing.com). For Executive’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day following the date Executive signs this General Release.
The Company’s obligation to provide the benefits described in Section 4.7 of the Employment Agreement, will expire and become null and void, if this General Release is not executed and delivered to the Company via US Mail to Chief Executive Officer, B G Staff Services Inc., 5850 Granite Parkway, Suite 730, Plano, TX 75024 via fax to (972) 960-6115 or via email to abaker@bgstaffing.com during the 21 day review period or if Executive revokes this General Release within the eight day revocation period following his execution.
Executive certifies that he does not have in his possession, nor has he failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment or reproductions of any of the aforementioned items and any Confidential Information (as defined in the Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement by and between the Company and Executive dated August 24, 2015, (the “Covenant Agreement”).
Executive further certifies that Executive has complied with all the terms of the Covenant Agreement, and Executive agrees that Executive will comply with all post-termination obligations set forth in the Covenant Agreement.
Executive and agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. This does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Company’s CEO.
The Company agrees that it will use reasonable efforts to ensure that its executives do not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive, now or in the future. This does not, in any way, restrict or impede the Company from complying with any applicable law, regulation, or listing requirement.
This General Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release. This General Release is binding on Executive and his representatives, heirs, and assigns.
Please read carefully, as this document includes a release of claims, and is legally-binding.
EXECUTIVE:

Dan Hollenbach

Date: __________

Exhibit B — Covenant Agreement
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,
NON-SOLICITATION, NON-INTERFERENCE AND
NON-COMPETITION AGREEMENT
THIS Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement (this “Covenant Agreement”) is entered into as of the 24th day of August, 2015 (the “Effective Date”) by and between Dan Hollenbach (“Executive”) and B G Staff Services Inc. (the “Company”).
WHEREAS, the Company is a wholly owned subsidiary of BG Staffing, Inc. (“BGSF”);
WHEREAS, the Company and its affiliated entities, including but not limited to its parent, BGSF, are engaged in the business of providing temporary staffing to third parties;
WHEREAS, for purposes of this Covenant Agreement, for the avoidance of doubt, all references herein to the Company (including, without limitation, references to the Company contained in Sections 1, 2, 3, 4 and 5) shall be deemed to include the Company and its affiliated entities including, without limitation, BGSF.
WHEREAS, Executive acknowledges that the Company’s reputation in the temporary staffing industry and the Company’s client relationships and potential client relationships are nationwide in scope and are a highly valued component of its business;
WHEREAS, Executive acknowledges that in exchange for entering into this Covenant Agreement, Executive will be granted unique access to confidential and proprietary information, processes and expertise that are used by the Company, in rendering services to its clients and that the confidentiality of such confidential and proprietary information, processes and expertise has significant value to the Company and its current and future success;
MOREOVER, the Company desires to employ Executive in a capacity which will inevitably provide him with access to the highest level of confidential information regarding the Company’s operational, financial, marketing and business plans, programs, data and condition, which the Company desires to protect;
WHEREAS, the Company requires that Executive enter into this Covenant Agreement as a precondition and material inducement to entering into the employment relationship with Executive;
WHEREAS, Executive desires to become employed by the Company under such conditions; and
WHEREAS, Executive’s principal office while employed by the Company shall be located in Plano, Texas.

NOW, THEREFORE, for and in consideration of the premises and the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows
1.    Confidential Information.
Upon Executive’s execution of this Agreement, which shall coincide with the commencement of his employment relationship with the Company, the Company shall, and is hereby obligated to, provide Executive immediately with the right and ability to access certain confidential and proprietary information belonging to the Company, which are necessary for Executive to perform his duties as part of his employment relationship with the Company (the “Confidential Information”). “Confidential Information” means proprietary, trade secret or other non-public confidential information obtained as a result of Executive’s employment with the Company, including, without limitation, information belonging to the Company regarding the identity of its clients and their preferences and requirements; information regarding the Company’s processes, techniques; and technical data or that belonging to their clients; personnel information regarding the Company’s employees either permanent staff or temporary; information regarding the Company’s business relationships with its vendors or suppliers; the Company’s business practices and procedures, research and development data, and financial, marketing and economic plans; information regarding the Company’s affiliates; and information pertaining to confidential strategic business assignments which Executive performed for the Company.
Executive acknowledges that the Company has expended substantial resources acquiring and developing its: (a) Confidential Information; (b) customer relationships; and (c) qualified work force. Protecting these assets is critical to the Company’s survival and success, because a competitor with access to such assets would have an unfair advantage over the Company. Accordingly, Executive acknowledges that the Company has a legitimate business interest in protecting these assets and that the restrictive covenants set forth in this Covenant Agreement are a reasonable means of doing so.
2.    Non-Disclosure of Confidential Information
Except in accordance with Executive’s job duties for the Company, Executive shall not disclose nor use any Confidential Information by any means whatsoever during the term of his employment or following the termination of his employment relationship with the Company. This Section shall survive the termination of the employment relationship.
3.    Non-Competition
Ancillary to this otherwise enforceable Covenant Agreement including the Company’s agreement to provide Executive with Confidential Information, which the Company desires to protect, during the Employment Period, and for twelve months after the termination of his employment for any reason, Executive shall not, directly or indirectly*, unless approved by the Company, own an interest in any business or become employed, retained or otherwise engaged to work in any capacity (except as allowed below) for any person or business engaged in the provision of temporary staffing in any state in United States in which the Company conducts business as of the Termination Date. Executive acknowledges that his position as Chief Financial Officer and its related duties would provide him with access to Confidential Information in this regard which the Company would not want to be used to compete against it. Executive agrees that the restrictions on Executive’s activities imposed by this paragraph are reasonable in duration, scope and geography and in all other respects and are narrowly tailored to protect the Company’s legitimate business interests. The Company and Executive agree that the geographic scope is reasonable given that the Company’s business is regional in nature. The Company agrees that the Executive may work for any business otherwise prohibited under this section, provided that the Executive is not an officer, director, or otherwise engaged in the management of such business.
* Except ownership through mutual funds or like investment methods.
4.    Non-Solicitation of Clients and Prospective Clients
Ancillary to this otherwise enforceable Covenant Agreement including the Company’s agreement to provide Executive with Confidential Information, which the Company desires to protect, during the Employment Period and for 18 months after the termination of his employment for any reason, Executive shall not, directly or indirectly, solicit business on behalf of any person or entity other than the Company. Executive shall not, directly or indirectly, knowingly solicit the business of or do business with any Client or Prospective of the Company. “Client or Prospective of the Company” means any person or entity during the term of Executive’s employment about which Executive had accessed any Confidential Information at any time during the twelve months period prior to the termination of his employment or with respect to which Executive possessed Confidential Information.
5.    Non-Interference with Clients and Suppliers
During the Employment Period and for 18 months after the termination of his employment for any reason, Executive shall not, directly or indirectly, attempt to persuade any person or entity to reduce the amount of business it does or to cease doing business with the Company. Executive shall not, directly or indirectly, attempt to persuade any Client of the Company or Supplier of the Company to reduce the amount of business it does or to cease doing business with the Company. “Client of the Company” is defined in paragraph 4. “Supplier of the Company” means any person or entity that provided goods or services to the Company at any time during the twelve months prior to the termination of Executive’s employment.
6.    Non-Solicitation of Employees and Independent Contractors
During the Employment Period and for 18 months after the termination of employment for any reason, Executive shall not, unless approved by the Company, directly or indirectly, solicit the employment, retention or engagement of, or hire any employee, billable independent contractor or other personnel of the Company on behalf of any person or entity. Executive shall not, indirectly or indirectly, knowingly solicit the employment, retention or engagement, or hire, of any Personnel of the Company. “Personnel of the Company” means any employee (whether staff, temporary or leased), billable independent contractor or other personnel employed, retained or engaged by the Company at any time during the twelve months prior to the termination of Executive’s employment.

7.    No Hardship to Executive
Executive agrees that enforcement of any of the restrictive covenants in the Covenant Agreement shall not cause Executive any hardship, and because of Executive’s background and experience shall not in any manner preclude Executive, in the event that Executive’s employment with the Company is terminated for any reason, from becoming gainfully employed in such manner and to such extent as shall provide Executive with a standard of living of at least the sort and fashion to which Executive has become accustomed.
8.    Survival of Restrictive Covenants
The restrictive covenants contained in the Covenant Agreement shall survive the termination of Executive’s employment, whether terminated by Executive or the Company for any reason (with or without Cause or Good Reason (as such terms are defined in the Executive Employment Agreement between the Company and Executive of even date herewith)).
9.    Absence of Conflicting Agreements
Executive understands that the Company does not desire to acquire from him any trade secrets, know-how or confidential business information that he may have acquired from others. Executive represents and warrants that he is not and will not become bound by any agreement, commitment, arrangement or court order, or any other existing or previous business relationship which violates, conflicts with or prevents the full performance of Executive’s duties and obligations to the Company under the Executive Employment Agreement between the Company and Executive of even date herewith.
Further, Executive acknowledges that the Company may, at any time while any of the non-disclosure or restrictive covenant provisions contained in this Agreement are in force, provide notice of the existence of this Agreement to any third party with whom or which Executive proposes to become, or becomes, employed or otherwise associated, without any liability to the Company for providing such notice.
10.    No Employment Contract
Nothing in this Covenant Agreement creates or is intended to create, a fixed term of employment or a guarantee of employment, express or implied, or to otherwise alter the at will nature of Executive’s employment with the Company.
11.    Return of the Company’s Property
All Confidential Information is the sole property of the Company. During Executive’s employment by the Company, Executive shall not remove any Confidential Information from the business premises of the Company or deliver any Confidential Information to any person or entity outside of the Company, except as Executive is required to do in connection with performing his duties and responsibilities within the employment relationship. Further, immediately upon the termination of Executive’s employment relationship by either Executive or by the Company for any or no reason, or during Executive’s employment if so requested by the Company, Executive shall return all Confidential Information and all other Company materials, apparatus, equipment and other physical property, or any reproduction of such property to the Chief Executive Officer of the Company or his designee. This Section shall survive the termination of the employment relationship.
Upon termination of Executive’s employment for any reason or upon the Company’s earlier request, Executive shall immediately provide the Company with all documents and data (including originals, photocopies, hard copies and electronic versions) of any nature pertaining to Executive’s work with the Company, whether or not created by Executive, including, without limitation, documents and data pertaining to the Company’s Clients.
12.    Waiver
The waiver by the Company of a breach of any provision of this Covenant Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.
13.    Entire Covenant Agreement
This Covenant Agreement and the Executive Employment Agreement constitute the entire understanding between the Parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Covenant Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.
14.    Assignability
Unless the Company expressly indicates otherwise in writing, the Company’s rights and obligations under this Covenant Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Executive may not assign any rights or obligations under this Covenant Agreement without the Company’s prior written consent. This Covenant Agreement shall survive the termination of Executive’s employment, regardless of the reason for such termination.
15.    Remedies for Breach
Executive agrees that any breach of this Covenant Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance, or other equitable relief, to prevent or redress Executive’s violation.
16.    Severability
If any provision of this Covenant Agreement is declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the extent possible.

17.    Opportunity to Consult With Counsel
The Company encourages Executive to consult with counsel of Executive’s choice, at Executive’s expense, concerning the terms and conditions of this Covenant Agreement including, but not limited to, the restrictive covenants in paragraphs 2, 3, 4, 5, and 6. Executive acknowledges having had ample time to do so.
18.    Governing Law
This Covenant Agreement is being executed in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.
IN WITNESS WHEREOF, the Parties have duly executed this Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement as of the date first written above.
EXECUTIVE

/s/ Dan Hollenbach        October 27, 2015
Dan Hollenbach        Date

COMPANY
B G Staff Services Inc.

By: /s/ L. Allen Baker, Jr.        October 27, 2015
Name: Allen Baker        Date
Title: President & CEO